Exhibit 10.17

ALAN FINKELSTEIN EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of January__, 1998 by and between Universal Magnifier LLC. a California limited liability company (the "Company") and Alan Finkelstein ("Alan").

AGREEMENT:

1. Agreement to Employ. Subject to the terms and conditions contained herein, the Company hereby employs Alan and Alan hereby accepts employment by the Company.

2. Term of Employment. The initial term shall be for three (3) years commencing on January 1, 1997, and ending. unless terminated earlier, January 1, 2000. On each anniversary date of the Agreement thereafter, a year shall be added automatically to the term unless a Notice of Nonrenewal has been given at least fifteen (15) days in advance as provided below. If either the Company or Alan gives a written notice of intent at any time not to renew the Agreement ("Notice of Nonrenewal"), the existing term shall not be extended and shall terminate on the anniversary date following the date of said notice.

3. Position and Duties/Authority of Alan. During the term of this Agreement, Alan shall serve as a Manager to the Company. Alan shall perform such additional duties and responsibilities, consistent with the foregoing positions as may be necessary from time to time to achieve and maintain the commercial success of the Company and the products and services it offers.

4. Place of Employment. Alan's place of employment shall be Los Angeles, California. While discharging his duties and responsibilities hereunder, Alan may be required to travel from time to time and, as a result, be temporarily absent from his place of employment.

5. Devotion of Time to Business. Alan shall devote his reasonable best efforts, ability and attention to the business and affairs of the Company, to achieve and maintain the full commercial success of the Company and the products and services offered by the Company, and to perform the duties and responsibilities described in Section 3 above. To the extent that they do not interfere with Alan's performance of his duties and responsibilities described in the previous sentence in this Section 5, Alan may devote time to other activities; provided, however, after the Company has succeeded in a substantial placement of its magnifying lens credit card on the market in the United States, Alan's salary will be subject to adjustment as follows: if Alan spends less than 20 hours per week on the business and affairs of the Company for three consecutive months. his salary under Section 7(a) below shall be reduced by 50%. Nothing herein shall prohibit Alan from investing in real estate, stocks, bonds, commodities or other securities or forms of passive investments.

6. Confidential Information/Trade Secrets.

a. In performing his duties under this Agreement, Alan will have access to and become acquainted with information concerning the Company's operations, including financial, personnel, marketing, and other information and customer lists that are owned by the Company and regularly used in the Company's business, and such information is confidential and constitutes trade secrets of the Company.

b. Alan will not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person, or use them in any way, except as required in the course of his employment hereunder.

c. The unauthorized use or disclosure of any of the Company's confidential information/trade secrets (including without limitation information concerning current or future proposed work, services, or products, the fact that any such work, services, or products are planned, under consideration, or in use, and any descriptions thereof) constitute unfair competition.

d. Any violation by Alan of any of the provisions of this paragraph would result in irreparable injury to the Company. and the Company shall be entitled to injunctive relief to prevent or terminate such violation.

e. This paragraph shall not apply to any information that becomes generally known to or available for use by the public other than as a result of Alan's acts.

f. The covenants set forth in this paragraph shall survive termination of this Agreement.

7. Obligations of the Company.

a. Salary. Subject to the terms and conditions contained herein, throughout the term of this Agreement. the Company shall pay to Alan as compensation for his services a salary, payable monthly at the rate of Eight Thousand Three Hundred and Thirty-Four Dollars ($8.334) per month; provided, however, that if the Company dissolves or ceases doing business, the Company shall not pay any salary to Alan. The salary shall be paid subject to all federal, state and local rules for payment, deduction and withholding of taxes; provided that, so long as Alan is a Member of the Company, all salary payments hereunder shall be treated as guaranteed payments to a partner within the meaning of the Internal Revenue Code of 1986, as amended.

b. Expense Account. The Company will require Alan to incur travel, lodging, meal, entertainment, and similar expenses. The Company shall advance or promptly reimburse Alan for all expenses reasonably incurred by Alan in the performance of his duties; provided that such expenses shall not exceed expense budgets to be determined by the Company's Managers on a quarterly basis. Alan agrees to furnish the Company with adequate records and other documentary evidence required by federal and state laws and regulations.

c. Vacation. Alan is eligible for vacation, and can begin to take accrued vacation after completion of six (6) consecutive months of employment. Alan accrues vacation leave at the rate of 1.667 days per month, and may accumulate and carry forward a maximum of vacation 40 vacation days. Any balance in excess of 40 days must be reduced by the anniversary of Alan's hire date. Vacation leave in excess of 40 days cannot be carried forward into Alan's next anniversary year. Vacation leave may be taken only after it has been accrued. Unused vacation leave cannot be taken after Alan has submitted his resignation. Upon termination of employment, Alan is paid for unused accrued vacation leave.

d. Accrual. In recognition of the substantial time Alan has spent on behalf of the Company for its benefit prior to formation, Alan's salary shall commence effective as of January 1; 1997. The Company acknowledges that Alan has worked the number of days sufficient for full payment of Salary from that date to the date of this Agreement, and such time shall not be considered a part of the Term of this Agreement. Alan shall also be entitled to full reimbursement of such expenses in the amount of $66,540.63 through September 30, 1997, to be appropriately documented at the time of reimbursement.

8. Termination.

a. Termination by the Company for Cause. The Company may terminate Alan's employment at any time with "cause." For the purpose of the Company's termination of this Agreement, the term "cause" shall include any of the following:

(i) Final adjudication of Alan's guilt in connection with the commission of a felony or a misdemeanor involving moral turpitude;

(ii) Alan's, willful theft, conversion, misappropriation, or embezzlement of any substantial assets of the Company; or

(iii) Alan's willful and persistent failure to discharge his duties adequately, competently and prudently after written notice and adequate opportunity to cure any such asserted failure.

b. Termination by Alan for Cause. Alan may terminate his employment at any time if the Company fails to perform its obligations under Paragraph 7 or Paragraph 10 of this Agreement in a material manner, which failure continues after written notice and adequate opportunity to cure any such asserted failure.

c. Termination for Death. Alan's employment shall terminate upon Alan's death.

d. Termination for Disability. The Company may terminate Alan's employment upon the disability of Alan. As used herein, the term "disability" shall mean sickness or physical or mental disability that render Alan unable to perform his duties under this Agreement for an aggregate period of more than ninety (90) days in any twelve (12) month period.

9. Effect of Termination. Upon the termination of this Agreement by either party, the parties shall comply with the following obligations and duties:

a. Termination for Cause. If the Company terminates Alan's employment for cause:

(i) Salary. The Company shaIl on the termination date pay Alan Alan's salary through termination date.

(ii) Reimbursement Expenses. The Company shall, on the termination date, pay Alan all reimbursable expenses.

b. Termination for Death. If Alan's employment is terminated as a result of Alan's death:

(i) The Company shall, within thirty (30) days following the date of Alan's death, pay Alan's estate Alan's salary through the date the death occurs.

(ii) Reimbursable Expenses. The Company shall, within thirty (30) days following the date of Alan's death, pay Alan's estate all reimbursable expenses.

c. Termination for Disability.

(i) Salary. The Company shall, within thirty (30) days following the termination date, pay Alan Alan's salary through the termination date.

(ii) Reimbursable Expenses. The Company shall, within thirty (30) days following the termination date, pay Alan all reimbursable expenses.

d. Voluntary Termination by Alan Without Cause. If Alan terminates this Agreement voluntarily without cause:

(i) Salary. The Company shall. within thirty (30) days following the termination date, pay Alan Alan's salary through the termination date.

(ii) Reimbursable Expenses. The Company shall, within thirty (30) days following the termination date, pay Alan all reimbursable expenses.

e. Termination by Alan for Cause. If Alan terminates his employment for cause:

(i) Salary. The Company shall, on the termination date, pay Alan in a lump sum (without any set-off or reduction for any form of compensation for personal services which Alan receives after the termination date) his salary through the termination date plus $25,000.

(ii) Reimbursable Expenses. The Company shall, on the termination date, pay Alan all reimbursable expenses.

f. Expiration of the Term of the Agreement. If Alan's employment terminates upon the expiration of the Term of this Agreement:

(i) Annual Base Salary. The Company shall on the termination date pay Alan Alan's salary through the termination date.

,(ii) Reimbursement Expenses. The Company shall, on the termination date, pay Alan all reimbursable expenses.

10. Indemnification of Alan.

a. Pre-Execution Actions and Events. The Company shall indemnify, defend at its expense with attorneys of Alan's choice, and hold Alan entirely harmless against and from any claim, demand, cause of action, judgment, loss, liability, damage, cost or expense whatsoever, including without limitation reasonable attorneys' fees, which Alan may suffer, sustain, incur or otherwise become subject to either directly or indirectly as a result of any claim, controversy, dispute, legal action or proceeding whatsoever arising from actions or omissions by the Company or events relating to the business of the Company occurring prior to the execution of this Agreement; provided, however, that the Company shall not indemnify, hold harmless or defend Alan with respect to any claim, demand, cause of action, judgment, loss, liability, damage, cost or expense whatsoever, including without limitation reasonable attorneys' fees, which Alan may suffer, sustain, incur or otherwise become subject to either directly or indirectly as a result of or related to any breach of any representation, warranty or covenant Alan may make in the Agreement of Purchase and Sale of Assets of even date herewith, by and between the Company as purchaser and Alan as one of the sellers.

b. Post-Execution Actions and Events. The Company shall indemnify, defend at its expense with attorneys of Alan's choice, and hold Alan entirely harmless against and from any claim, demand, cause of action, judgment, loss, liability, damage, cost or expense whatsoever, including without limitation reasonable attorneys' fees, which Alan may suffer, sustain, incur or otherwise become subject to either directly or indirectly as a result of any claim, controversy, dispute, legal action or proceeding whatsoever arising from actions or omissions by the Company'or events relating to the business of the Company occurring subsequent to the execution of this Agreement, other than any such claim, demand, cause of action, judgment, loss, liability, damage, cost or expense whatsoever which is related to 0) Alan's intentional misconduct or gross negligence, or (ii) Alan's breach of any of his duties as a Manager or Member under the Operating Agreement for the Company of even date herewith; provided that this shall not reduce the obligation of the Company to indemnify Alan pursuant to Article XI of said Operating Agreement.

c. Survival of Indemnification. The obligations of the Company under this paragraph 10 to indemnify Alan shall survive the expiration or termination of this Agreement.

11. General provisions.

a. Binding on Successors. Subject to any restrictions stated in any other provision of this Agreement, this Agreement shall be binding on and shall inure to the benefit of the parties and their respective successors and assigns.

b. Partial Invalidity/Severability. Should any of the provisions of this Agreement be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.

c. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior oral or written understandings and agreements.

d. Amendments; waivers. No provision of this Agreement may be changed, waived, modified, discharged or terminated, except by a written instrument executed by the parties hereto.

e. Notices. Any notice to be given under this Agreement shall be in writing and shall be deemed effective only when hand-delivered or when delivered by overnight courier, or three (3) days after the date postmarked if sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to the Company:

Universal Magnifier LLC
c/o Bemel & Ross
11766 Wilshire Boulevard, Suite 1470
Los Angeles, California 90025

With a copy to:
Dr. Luc Berthoud Attenhofstrasse 10
8032 Zurich, Switzerland

and:

Philip Marcovici, Esq.
Baker & McKenzie
Zollikerstrasse 225
P.O. Box No. 57 8034 Zurich, Switzerland

If to Alan:

Alan Finkelstein
c/o Bemel & Ross
11766 Wilshire Boulevard, Suite 1470
Los Angeles, California 90025

With a copy to:

C. Dickinson Hill, Esq.
12400 Wilshire Boulevard, Suite 700
Los Angeles, California 90025-1026 USA

f. Attorney's Fees and Costs. Each party shall bear its own costs and expenses, including attorney's fees, incurred in the negotiation and drafting of this Agreement.

g. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

h. Title and Headings. Title and headings to paragraphs, subparagraphs and subsubparagraphs of this Agreement are for the purpose of reference only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the undersigned have hereunto caused this Agreement to be executed as of the day and year first above written.


UNIVERSAL MAGNIFIER LLC


By: /s/ Luc Berthoud


--------------------------------
ALAN FINKELSTEIN